Exhibit 99.1
                              Fiscal Quarter Ended
                                  July 31, 2005

Mass Megawatts Wind Power, Inc. (OTC Bulletin Board: MMGW) reports for first fiscal quarter.


WORCESTER, MA., September 21, 2005 /PRNewswire-FirstCall/ -- Mass Megawatts Wind Power, Inc.(OTC Bulletin Board:MMGW) reports a first quarter loss of two cents per share or $45,700. The first fiscal quarter ended July 31,2005. In the same three month period ending July 31,2004 of the previous year, there was a net loss of five cents per share or $148,565.

During the three month period ending July 31, 2005, Mass Megawatts completed the company's first sale of its wind energy power plants. The sale was a 25 kilowatt unit purchased for $50,000. The terms of the sale was based on financial analysis materials allowing and identifying financial methods. The Company hopes to facilitate more sales in the near future using a similar sales program.

In addition, the process toward the final approval of the interconnection of the Blandford wind power plant to the utility is anticipated to be completed in the second fiscal quarter ending October 31, 2005. The Blandford project was completed last winter. The 20 kilowatt wind generated electric power plant contains electronics to help gather information for the study and testing of the project.


For more information, the web site is www.massmegawatts.com and the company can be reached at the phone number of (508) 751-5432.

This press release contains forward-looking statements that could be affected by risks and uncertainties, including but not limited to Mass Megawatts Wind Power, Inc. ability to produce a cost-effective wind energy conversion device. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, Inc. to achieve or maintain necessary zoning approvals with respect to the location of its MAT power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind Power, Inc.

Contact:

Jon Ricker (508) 751-5432
JonRicker@massmegawatts.com

www.massmegawatts.com